SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                SCHEDULE 14D-9

   Solicitation/Recommendation Statement Pursuant to Section 14(d)(4) of the
                        Securities Exchange Act of 1934

                               (Amendment No. 1)

                      BALCOR EQUITY PENSION INVESTORS-IV
                           (Name of Subject Company)

                      BALCOR EQUITY PENSION INVESTORS-IV
                     (Name of Person(s) Filing Statement)

                         Limited Partnership Interests
                        (Title of Class of Securities)

                                      N/A
                     (CUSIP Number of Class of Securities)

                               Thomas E. Meador
                                   Chairman
                              The Balcor Company
                         Bannockburn Lake Office Plaza
                        2355 Waukegan Road, Suite A200
                         Bannockburn, Illinois  60015
                                (847) 267-1600

  (Name, Address and Telephone Number of Persons Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)

                                   Copy To:
                               Herbert S. Wander
                               Lawrence D. Levin
                             Katten Muchin & Zavis
                                  Suite 1600
                            525 West Monroe Street
                         Chicago, Illinois  60661-3693
                                (312) 902-5200
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     This Amendment No. 1 to Schedule 14D-9 amends the Schedule 14D-9 (the
"Schedule 14D-9") filed by Balcor Equity Pension Investors-IV, an Illinois limited partnership (the "Partnership"), filed with the Securities and Exchange Commission on May 28, 1996. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the
Schedule 14D-9.

Item 9.   Material to be Filed as Exhibits

     Item 9 hereby is amended by removing "5.   (c)(4)  The Darby Valuation
Report [to be filed by amendment]" and substituting in its place "5.   (c)(4)
The Darby Valuation Report"


     Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 5, 1996           BALCOR EQUITY PENSION
                              INVESTORS-IV


                          By: Balcor Equity Partners-IV, its
                              general partner

                              By:  The Balcor Company, a
                              general partner

                              By: /s/Thomas E. Meador
                                 ---------------------------
                                  Thomas E. Meador, Chairman
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